Exhibit 3.2
CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
CELL GENESYS, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Stephen A. Sherwin and Sharon E. Tetlow each hereby certifies:
1.	They are, respectively, (a) the Chairman of the Board and Chief Executive Officer, and (b) the Secretary of Cell Genesys, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”);

2.	The first paragraph of Article 4 of the Company’s Restated Certificate of Incorporation, as amended, is to be amended and restated in its entirety to be and read as follows:
“The total number of shares of stock which the Corporation shall have authority to issue is 155,000,000, of which 150,000,000 shares, having a par value of $.001 each, shall be designated “Common Stock,” and of which 5,000,000 shares, having a par value of $.001 each, shall be designated “Preferred Stock” or “Preferred. ”
3.	This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Sections 242 of the General Corporation Law.

4.	This Certificate of Amendment to the Restated Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.
IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 15th day of June, 2005.

/s/ STEPHEN A. SHERWIN
Stephen A. Sherwin
Chairman of the Board and Chief Executive Officer

/S/ SHARON E. TETLOW
Sharon E. Tetlow
Secretary